Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LEAR CORPORATION
          LEAR CORPORATION (incorporated January 13, 1987 under the name “LS Acquisition Corp. No. 30”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware.
          In accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, Lear Corporation hereby amends and restates its certificate of incorporation as follows:
ARTICLE I
          The name of the corporation is Lear Corporation (the “Corporation”).
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
          A. The total number of shares of all classes of stock which the Corporation is authorized to issue is 400,000,000 shares, divided into 300,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). Subject to the rights of the holders, if any, of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. The holders of the Common Stock (in their capacity as such) shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to rights of the holders, if any, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
          B. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
          C. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.
          D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock (in their capacity as such), dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine out of the assets or funds of the Corporation legally available therefor.
          E. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after payment of the Corporation’s debts and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock (in their capacity as such), the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
          F. Notwithstanding anything herein to the contrary, the Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Paragraph F of Article IV of this Amended and Restated Certificate of Incorporation (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.
ARTICLE V
          A. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors; provided, that the number of directors initially shall be nine (9) and shall consist of the nine (9) individuals (such individuals comprising the “Initial Board”) identified in the Joint Plan of Reorganization of the Corporation filed on August 14, 2009 in the United States Bankruptcy Court for the Southern District of New York (as may be amended, supplemented or otherwise modified from time to time, the “Plan”). Each director on the Initial Board (and any directors elected to fill vacancies or newly created directorships following the effective date of the Plan and prior to the annual meeting of stockholders of the Corporation to be held in 2011) shall serve until the annual meeting of stockholders of the Corporation to be held in 2011, subject to such director’s earlier death, resignation or removal. Prior to the annual meeting of stockholders of the Corporation to be held in 2011, the removal of a director for any reason other than for cause may not be brought before any annual meeting of the stockholders of the Corporation without, and special meetings of stockholders of the Corporation for the purpose of considering the removal of a director for any reason other than for cause may be called by the Board of Directors only upon, the affirmative vote of all of the directors (other than the director to be removed) then in office.
          B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.
          C. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
          D. Subject to the rights of the holders of any one or more series of Preferred Stock (in their capacity as such) then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.
ARTICLE VI
          The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VI shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit; provided, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination or limitation of the personal liability of a director of the

Corporation to a greater extent than contemplated above, then the provisions of this Article VI shall be deemed to provide for the elimination or limitation of the personal liability of the directors of the Corporation to such greater extent. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE VII
          Subject to the rights of the holders of any series of Preferred Stock (in their capacity as such), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock (in their capacity as such), special meetings of stockholders of the Corporation may only be called by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and special meetings of stockholders may not be called by any other person or persons.
ARTICLE VIII
          A. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, principal, member, manager, trustee, employee, fiduciary, or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, principal, member, manager, trustee, employee, fiduciary or agent or in any other capacity while serving at the request of the Corporation as a director, officer, partner, principal, member, manager, trustee, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, principal, member, manager, trustee, employee, fiduciary, or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section B of this Article VIII, the Corporation shall be required to indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by or on behalf of such person only if such Proceeding (or part thereof) was authorized, in the specific case, by the Board of Directors. The right to indemnification conferred in this Article VIII shall be a contract right and, subject to Sections B and E of this Article VIII, shall include the right to payment by the Corporation of the expenses incurred in defending any such Proceeding in advance of its final disposition. Each person who is or was serving as a director or officer of a Subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.
          B. Procedure for Indemnification of Directors and Officers. Any indemnification of a person under Section A of this Article VIII (following final disposition of a Proceeding) or advance of expenses (including, without limitation, attorneys’ fees, costs and charges) under Section E of this Article VIII shall be made promptly, and in any event within thirty (30) days, upon the written request of such person to the Corporation. If a determination by the Corporation that the person is entitled to indemnification pursuant to this Article VIII is required, and the Corporation fails to respond within thirty (30) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article VIII shall be enforceable by the person in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including, without limitation, attorneys’ fees, costs and charges) incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, but the burden of proving such defense shall be on the Corporation. To the extent permitted under applicable law, neither the failure of the Corporation (including, without limitation, the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, nor an actual determination by the Corporation (including, without limitation, its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has or has not met the applicable standard of conduct.
          C. Nonexclusivity of Article VIII. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Amended and Restated Certificate of Incorporation, provision of the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person.
          D. Insurance. The Corporation shall have the power to purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, partner, principal, member, manager, trustee, employee, fiduciary, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, principal, member, manager, trustee, employee, fiduciary, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VIII.
          E. Expenses. Expenses (including, without limitation, attorneys’ fees, costs and charges) incurred by any person described in Section A of this Article VIII in defending a Proceeding shall be paid by the Corporation in advance of such Proceeding’s final disposition to the fullest extent permitted by applicable law upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
          F. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article VIII and who are or were employees or agents of the Corporation may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.
          G. Contract Rights. The provisions of this Article VIII shall be deemed to be a contract right between the Corporation and each person who is entitled to indemnification or advancement of expenses pursuant to this Article VIII at any time while this Article VIII and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article VIII or any such law shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder with respect to any Proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.
          H. Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section A of this Article VIII as to all expense, liability and loss (including, without limitation, attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.
ARTICLE IX
          The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation. Prior to the annual meeting of stockholders of the Corporation to be held in

2011, no amendment, alteration, repeal or other modification to the last two sentences of Article V.A of this Amended and Restated Certificate of Incorporation (and any defined term used therein, but only as used therein) shall be valid unless approved by the holders of not less than seventy-five percent (75%) in voting power of the shares of capital stock of the Corporation entitled to vote thereon.

          IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by Matthew J. Simoncini, its duly elected Senior Vice President and Chief Financial Officer, this 9th day of November, 2009.

LEAR CORPORATION
By:	/s/ Matthew J. Simoncini
Matthew J. Simoncini
Senior Vice President and Chief Financial Officer